Alpine 4 Holdings (ALPP) Reports Q3 2021 Revenue Grew by 23% Over Q2 2021 and a Net Profit of $2.48 Million For the Quarter

Phoenix, Ariz. – 11/04/2021 – Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, is pleased to announce that its Q3 2021 revenue grew by 23% over Q2 2021 revenue and that it posted a net profit of $2.48 million for the 3rd Quarter 2021. The company's Assets also grew by $3.08 million for the quarter as well.

Kent Wilson, CEO / President, shared the following letter regarding the company's Q3 results.

“Dear Shareholders,

This will be my first 10Q commentary while listed on the Nasdaq, and I can say that it is a great honor that you are here with us.  As we begin our next chapter in the story of Alpine 4, the Company will begin to report and break out each of its operating companies into its silos; A4 Manufacturing, Inc., A4 Construction Services, Inc., A4 Technologies, Inc., A4 Defense Services, Inc., and A4 Aerospace, Inc. We are doing this to enhance the visibility of our operating segments as a whole and also to allow institutional investors greater insight to how our holdings perform in the ebbs and flows of our economy.

It is important to note that the Company is making great strides in recovering from the effects of COVID-19 in our market spaces. However, employee participation in our revenue was an issue in Q3 as our operating subsidiaries Morris Sheet Metal and Alternative Laboratories had an outbreak of the novel coronavirus in August and September that reduced our ability to produce products for our growing customer base.

Q3 Highlights:

Revenue: The Company's overall revenue grew from $14.13 million in Q2 2021 to $17.39 million in Q3 2021, which represents $3.26 million in additional revenue for the quarter or growth of 23%, and the Company also grew at 99% over Q3 2020 revenue of $8.72 million. The Company as a whole is still experiencing supply chain issues in our construction services, manufacturing, and aerospace holdings. Alternative Laboratories, experienced significant delays of critical manufacturing nutrients during the quarter. These delayed deliveries and inhibited labor force, due to COVID-19, resulted in roughly $1.2 million in postponed revenue which would have driven Q3 revenue to over $18.59 million. The Company expects supply chain issues to continue into Q1 and Q2 2022.

Gross Profit:  Q3 gross profit continues its Q2 improvement over Q1 2021 and all of 2020. This rise stems from more robust gross profit performance at our A4 Manufacturing companies, Quality Circuit Assembly and Alternative Laboratories. Conversely, the A4 Construction Services portfolio of companies, Morris Sheet Metal and Excel Fabrication, continue to have suppressed gross profit due to escalating prices in steel in the first three quarters of the year. As these prices stabilize, we expect the gross profit margin in this holding group to improve, thus pushing our combined gross profit further upward. Q3 2021 gross profit was slightly down by percentage compared to Q2 2021, but it was still at 25.57%, a 66.65% improvement over Q3 2020. The importance of gross profit in our business model is that as we cross over our breakeven point at the combined level, the Company's gross profit percentage will then fall to the bottom line. I say this to make the point that as we grow our gross profit percentage, we also will begin to push much larger dollar margins to the bottom line.

Net Profit: Q3 2021 represented a huge leap forward in our net profitability. The Company netted out $2.48 million in profit for the quarter. The four more significant contributors to this gain in Q3 2021 were; G&A expenses dropped by $814 thousand, interest expense dropped by $678 thousand, other income grew by $408 thousand, and the debt forgiveness of our PPP loans of $4.30 million all added to this success.

Balance Sheet:  Our balance sheet continues to be a bright spot in our success as a company. Our total asset base swelled by $3.08 million in Q3 2021. The Company continues to use its cash to provide our subsidiaries with the best competitive position it can. For example, our Inventory levels grew by $1.8 million in Q3 2021 vs. Q2 2021. As many competitors struggle to bring materials in to make their products, Alpine 4 is empowering our subsidiaries to purchase in bulk where we can with the goal to make our vendors choose us as a priority customer vs. our competitors. This tactic is starting to bear fruit in a highly competitive market for resources. The Company has allowed its subsidiaries to offer more favorable terms to its customers to win new business, which represents our accounts receivable balance growing. Our liabilities only increased by $239 thousand, allowing us to still see a $2.84 million increase in the Company's stockholders’ equity.

In closing, the Company is looking forward to 2022 and all it will bring. I know that I have said this before, but we are just only getting started, and our future as a company looks bright!

Kent Wilson

CEO / President / Founder”

About Alpine 4 Holdings:  Alpine 4 Holdings, Inc. (ALPP) is a NASDAQ traded conglomerate that acquires businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators. At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation.   We also believe that our holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of our business are Synergy. Innovation. Drive. Excellence.  At Alpine 4, we believe synergistic innovation drives excellence.  By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets.  We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

The CEO letter and commentary above contain “forward-looking statements,” that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. Except for statements of historical fact, the information contained herein that constitutes forward-looking statements includes, but is not limited to, the (i) projected financial performance of the Company; (ii) the expected development of the Company’s business, projects, and joint ventures; (iii) execution of the Company’s vision and growth strategy, including with respect to future M&A activity and global growth; (iv) sources and availability of third-party financing for the Company’s projects; (v) completion of the Company’s projects that are currently underway, in development or otherwise under consideration; (vi) renewal of the Company’s current customer, supplier and other material agreements; and (vii) future liquidity, working capital, and capital requirements.  This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.  For additional information on the uncertainties that may cause our actual future results to be materially different from those expressed in the forward-looking statements, please review the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission that discuss the risks facing the Company. We expressly disclaim any intention or obligation to update any our forward-looking statements.